EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CPS Technologies Corporation of our report, dated March 27, 2009, relating to our audits of the financial statements of CPS Technologies Corporation which appear in the Annual Report on Form 10-K for the year ended December 27, 2008.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
December 7, 2009